Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of WGL Holdings, Inc. on Form S-8 of our report dated November 1, 2002 (November 27, 2002, as to Note 13), relating to the consolidated financial statements and financial statement schedule of WGL Holdings, Inc. and subsidiaries and the separate financial statements and financial statement schedule of Washington Gas Light Company as of and for the year ended September 30, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in composition of the reportable segments in 2002, of WGL Holdings, Inc. and subsidiaries and the application of procedures regarding the restatement of disclosures for reportable segments related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures regarding segment restatements) appearing in the Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2002.

DELOITTE & TOUCHE LLP

McLean, VA
April 14, 2003